AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this ___ day of __________, 2008, by and between Forum Funds (“Forum”), a Delaware  statutory  trust, with its principal place of business at Two Portland Square, Portland, Maine 04101, with respect to the Winslow Green Growth Fund and Winslow Green Solutions Fund, each a separate series of Forum (each an “Acquired Fund” and, collectively, the “Acquired Funds”), and Professionally Managed Portfolios (“PMP”), a Massachusetts business trust, with its principal place of business at 615 East Michigan Street, Milwaukee, Wisconsin 53202, with respect to the Winslow Green Growth Fund and Winslow Green Solutions Fund, each a separate series of PMP (each an “Acquiring Fund” and, collectively, the “Acquiring Funds” and, collectively with the Acquired Funds, the “Funds”).

This Agreement is intended to be, and is adopted as, a Plan of Reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).  The reorganization will consist of: (i) the transfer of all of the assets of each Acquired Fund attributable to each class of its shares in exchange for shares of beneficial interest, no par value per share, of the corresponding class of shares of the Acquiring Fund (“Acquiring Fund Shares”) as set forth on Schedule A attached hereto; (ii) the assumption by each Acquiring Fund of all known and disclosed liabilities of the corresponding Acquired Fund; and (iii) the distribution, after the Closing Date hereinafter referred to, of a class of Acquiring Fund Shares to the shareholders of the corresponding class of shares of the Acquired Fund and the liquidation of each Acquired Fund as provided herein, all upon the terms and conditions set forth in this Agreement (the “Reorganization”).  Notwithstanding anything to the contrary contained herein, the obligations, agreements, representations and warranties with respect to each Fund shall be the obligations, agreements, representations and warranties of that Fund only, and in no event shall any other Fund or the assets of any other Fund be held liable with respect to the breach or other default by an obligated Fund of its obligations, agreements, representations and warranties as set forth herein.

WHEREAS, each Acquiring Fund and each Acquired Fund are separate series of PMP and Forum, respectively, and PMP and Forum are open-end, registered management investment companies, and each Acquired Fund owns securities that generally are assets of the character in which each Acquiring Fund is permitted to invest;

WHEREAS, each Fund is authorized to issue its shares of beneficial interest;

WHEREAS, the Trustees of Forum have determined that the Reorganization, with respect to each Acquired Fund, is in the best interests of each Acquired Fund’s shareholders and that the interests of the existing shareholders of each Acquired Fund will not be diluted as a result of the Reorganization;

NOW, THEREFORE, in consideration of the premises, covenants, and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I

TRANSFER OF ASSETS OF EACH ACQUIRED FUND IN EXCHANGE FOR ACQUIRING FUND
SHARES AND THE ASSUMPTION OF EACH ACQUIRED FUND’S LIABILITIES AND
TERMINATION OF EACH ACQUIRED FUND

1.1           THE EXCHANGE.  Subject to the terms and conditions contained herein and on the basis of the representations and warranties contained herein, each Acquired Fund agrees to sell, assign, convey, transfer and deliver all of its assets and known and disclosed liabilities, as set forth in paragraph 1.2, to the corresponding Acquiring Fund.  In exchange, each Acquiring Fund agrees (i) to deliver to the corresponding Acquired Fund in exchange for the net assets attributable to each class of the Acquired Funds shares, a number of Acquiring Fund shares of the corresponding class (including fractional shares, if any) determined by dividing the value of such net assets, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one Acquiring Fund share of the corresponding class computed in the manner and as of the time and date set forth in paragraph 2.2 and (ii) to assume certain liabilities of the corresponding Acquired Fund, as set forth in paragraph 1.3.  Such transactions shall take place at the closing date provided for in paragraph 3.1 (“Closing Date”).

1.2           ASSETS TO BE ACQUIRED.  The assets of each Acquired Fund to be sold, assigned, transferred and delivered to and acquired by the corresponding Acquiring Fund shall consist of all assets and property of every kind and nature, including, without limitation, all cash, securities, commodities, interests in futures and dividends or interest receivables, receivables for shares sold and other rights that are owned by the Acquired Fund on the Closing Date, owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the Closing Date.

Each Acquired Fund has provided the corresponding Acquiring Fund with its most recent audited financial statements, which contain a list of all of the Acquired Fund’s assets as of the date of such statements.  Each Acquired Fund hereby represents that as of the date of the execution of this Agreement, there have been no changes in its financial position as reflected in such financial statements other than those occurring in the ordinary course of business in connection with the purchase and sale of securities and the payment of normal operating expenses and the payment of dividends, capital gains distributions and redemption proceeds to shareholders.

Each Acquired Fund will, within a reasonable period of time prior to the Closing Date, furnish the corresponding Acquiring Fund with a list of the Acquired Fund’s portfolio securities and other investments.  Each Acquiring Fund will, within a reasonable time prior to the Closing Date, furnish the corresponding Acquired Fund with a list of the securities, if any, on the Acquired Fund’s list referred to above that do not conform to the Acquiring Fund’s investment objectives, policies, and restrictions.

1.3           LIABILITIES TO BE ASSUMED.  Each Acquired Fund will endeavor in good faith to discharge all of its known liabilities and obligations to the extent possible prior to the Closing Date.  Each Acquiring Fund shall assume only those liabilities, expenses, costs, charges and reserves reflected on a Statement of Assets and Liabilities of the corresponding Acquired Fund prepared on behalf of the Acquired Fund, as of the Valuation Date (as defined in paragraph 2.1), in accordance with generally accepted accounting principles consistently applied from the prior audited period.

1.4           LIQUIDATION AND DISTRIBUTION.  On or as soon after the Closing Date as is conveniently practicable (the “Liquidation Date”): (a) each Acquired Fund will make a liquidating distribution, pro rata to its shareholders of record of each class of its shares (the “Acquired Fund Shareholders”), determined as of the close of business on the Valuation Date (as defined in paragraph 2.1), of all of the corresponding class of the Acquiring Fund Shares received by each Acquired Fund pursuant to paragraph 1.1; and (b) each Acquired Fund will thereupon proceed to terminate as set forth in paragraph 1.8 below.  Such liquidation and distribution will be accomplished by the transfer of Acquiring Fund Shares credited to the account of the corresponding Acquired Fund on the books of each Acquiring Fund to open accounts on the share records of each Acquiring Fund in the name of the Acquired Fund Shareholders, and represent the respective pro rata number of corresponding Acquiring Fund Shares due such shareholders.  The aggregate net asset value of each class of Acquiring Fund shares issued pursuant to this paragraph will equal the aggregate net asset value of the corresponding class of Acquired Fund shares, each as determined on the Valuation Date using the valuation procedures set forth below.  All issued and outstanding shares of each Acquired Fund will simultaneously be canceled on the books of the Acquired Fund.  The Acquiring Funds shall not issue certificates representing Acquiring Fund Shares in connection with such transfer.  Each Acquired Fund Shareholder shall have the right to receive any unpaid dividends or other distributions that were declared by the corresponding Acquired Fund before the Effective Time (as defined in paragraph 3.1) with respect to Acquired Fund shares that are held of record by each Acquired Fund Shareholder at the Effective Time on the Closing Date.

1.5           OWNERSHIP OF SHARES. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Funds’ transfer agent.  Shares of each Acquiring Fund will be issued simultaneously to the corresponding Acquired Fund, in an amount equal in value to the NAV of the Acquired Fund’s shares, to be distributed to shareholders of the corresponding Acquired Fund.

1.6           TRANSFER TAXES.  Any transfer taxes payable upon the transfer of Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund shares on the books of each Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be transferred.

1.7           REPORTING RESPONSIBILITY.  Any reporting responsibility of the Acquired Funds is and shall remain the responsibility of the Acquired Funds, up to and including the Closing Date, and such later date on which each Acquired Fund is terminated.

1.8           TERMINATION.  As soon as practicable after the Closing Date, the Acquired Funds shall make all filings and take all other steps as shall be necessary and proper to effect its complete dissolution under Delaware law.  After the Closing Date, the Acquired Fund shall not conduct any business except in connection with its dissolution.

ARTICLE II

VALUATION

2.1           VALUATION OF ASSETS. The value of each Acquired Fund’s assets to be acquired by the corresponding Acquiring Fund hereunder shall be the value of such assets computed as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the Closing Date (such time and date being hereinafter called a “Valuation Date”), using the valuation procedures set forth in Forum’s Trust Instrument and each Acquired Fund’s then current Prospectus and Statement of Additional Information or such other valuation procedures as shall be mutually agreed upon by the parties.

2.2           VALUATION OF SHARES. The net asset value per share of Acquiring Fund Shares shall be the net asset value per share computed as of the close of normal trading on the NYSE on the Valuation Date, using the valuation procedures set forth in PMP’s Amended and Restated Agreement and Declaration of Trust and the Acquiring Funds’ then current Prospectus and Statement of Additional Information.

2.3           SHARES TO BE ISSUED.  The number of each class of Acquiring Fund’s shares to be issued (including fractional shares) shall be equal in net asset value to the net asset value of each corresponding class of Acquired Fund’s shares then outstanding.  Upon each Acquired Fund’s liquidating distribution each holder of shares of a class of an Acquired Fund will receive shares of the corresponding class of an Acquiring Fund equal in net asset value to the net asset value of shares held by such holder immediately prior to such liquidating distribution.

2.4           DETERMINATION OF VALUE.  Except with respect to each Acquired Fund’s assets, which shall be valued by Citigroup Fund Services, LLC (“Citigroup”), all computations of value shall be made by U.S. Bancorp Fund Services, LLC, in accordance with its regular practice in pricing the shares and assets of the Acquiring Funds. Each Acquiring Fund and Acquired Fund agree, however, to use all commercially reasonable efforts to resolve any material pricing differences between the prices of portfolio securities determined in accordance with the pricing policies and procedures of the Acquiring Funds and those determined in accordance with the pricing policies and procedures of the Acquired Funds.

ARTICLE III

CLOSING AND CLOSING DATE

3.1           CLOSING DATE.  The closing (the “Closing”) will be on or about [April 30, 2008] or such other date(s) as the parties may agree to in writing.  All acts taking place at the Closing shall be deemed to take place immediately prior to the Closing Date unless otherwise provided.  The Closing shall be held as of the close of business (the “Effective Time”) at the offices of [Citigroup, 100 Summer Street, Suite 1500, Boston, MA 02110], or at such other time and/or place as the parties may agree.

3.2           CUSTODIAN’S CERTIFICATE.  The portfolio securities of the Acquired Funds shall be made available by the Acquired Funds to the Acquiring Funds’ custodian, for examination no later than five business days preceding the Closing Date.  Citibank, N.A., as custodian for the Acquired Funds, shall deliver at the Closing a certificate of an authorized officer stating that: (a) the Acquired Funds’ portfolio securities, cash, and any other assets shall have been delivered in proper form to the Acquiring Funds on the Closing Date; and (b) all necessary taxes, including all applicable federal and state stock transfer stamps, if any, shall have been paid, or provision for payment shall have been made, in conjunction with the delivery of portfolio securities by each Acquired Fund.

3.3           EFFECT OF SUSPENSION IN TRADING.  In the event that on the Valuation Date, either: (a) the NYSE or another primary exchange on which the portfolio securities of the Acquiring Funds or the Acquired Funds are purchased or sold, shall be closed to trading or trading on such exchange shall be restricted; or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquiring Funds or the Acquired Funds is impracticable, the Valuation Date shall be postponed until the first business day after the day when trading is fully resumed and reporting is restored.

3.4           TRANSFER AGENT’S CERTIFICATE.  Citigroup, as transfer agent for the Acquired Funds as of the Closing Date, shall deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of Acquired Fund Shareholders, and the number and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing.  The Acquiring Funds shall issue and deliver or cause U.S. Bancorp Fund Services, LLC, its transfer agent, to issue and deliver a confirmation evidencing Acquiring Fund Shares to be credited on the Closing Date to the Secretary of Forum or provide evidence satisfactory to the Acquired Funds that such Acquiring Fund Shares have been credited to the Acquired Funds’ account on the books of the Acquiring Funds.  At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, receipts and other documents, if any, as such other party or its counsel may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1           REPRESENTATIONS OF THE ACQUIRED FUNDS.  Forum and each Acquired Fund represent and warrant to PMP and each Acquiring Fund as follows:

(a)  The Acquired Fund is a separate series of a statutory trust, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)  The Acquired Fund is a separate series of a Delaware statutory trust that is registered as an open-end management investment company, and such Delaware statutory trust’s registration with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”) is in full force and effect.

(c)  The current prospectus and Statement of Additional Information of the Acquired Fund conform in all material respects to the applicable requirements of the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, and the rules and regulations thereunder, and do not include any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)  The Acquired Fund is not, and the execution, delivery, and performance of this Agreement (subject to shareholder approval) will not result in the violation of any material provision of Forum’s Trust Instrument or By-Laws or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Acquired Fund is a party or by which it is bound.

(e)  The Acquired Fund has no material contracts or other commitments (other than this Agreement) that if terminated will result in material liability to the Acquired Fund, except for liabilities, if any, to be discharged or reflected in the Statement of Assets and Liabilities as provided in paragraph 1.3 hereof.

(f)  Except as otherwise disclosed in writing to and accepted by the Acquiring Fund, no litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Acquired Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or the ability of the Acquired Fund to carry out the transactions contemplated by this Agreement.  The Acquired Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects the Acquired Fund’s business or its ability to consummate the transactions contemplated herein.

(g)  The financial statements of the Acquired Fund are in accordance with generally accepted accounting principles, and such statements (copies of which have been furnished to the Acquiring Fund) fairly reflect the financial condition of the Acquired Fund as of December 31, 2007 in all material respects as of that date, and there are no known contingent liabilities of the Acquired Fund as of that date not disclosed in such statements.

(h)  Since December 31, 2007, there have been no material adverse changes in the Acquired Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquired Fund of material indebtedness, except as otherwise disclosed to and accepted by the Acquiring Fund.  For the purposes of this subparagraph (h), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in market value of portfolio securities, or net redemptions shall not constitute a material adverse change.

(i)  At the Closing Date, all federal and other tax returns and reports of the Acquired Fund required by law to be filed by such date (giving effect to extensions), shall have been filed, and all federal and other taxes shown due on such returns and reports shall have been paid, or provision shall have been made for the payment thereof.  All of the Acquired Fund’s tax liabilities will have been adequately provided for on its books.  To the best of the Acquired Fund’s knowledge, no such return is currently under audit, and no assessment has been asserted with respect to such returns.

(j)  The Acquired Funds will provide their books and records to the Acquiring Funds for purposes of preparing any tax returns required by law to be filed after the Closing Date.

(k)  All issued and outstanding shares of the Acquired Fund are, and at the Closing Date, will be duly and validly issued and outstanding, fully paid and non-assessable by the Acquired Fund  and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws.  All of the issued and outstanding shares of the Acquired Fund will, at the time of the Closing Date, be held by the persons and in the amounts set forth in the records of the Acquired Fund’s transfer agent as provided in paragraph 3.4.  The Acquired Fund has no outstanding options, warrants, or other rights to subscribe for or purchase any of the Acquired Fund shares, and has no outstanding securities convertible into any of the Acquired Fund shares.

(l)  At the Closing Date, the Acquired Fund will have good and marketable title to the Acquired Fund’s assets to be transferred to the Acquiring Fund pursuant to paragraph 1.2, and full right, power, and authority to sell, assign, transfer, and deliver such assets hereunder.  Upon delivery and payment for such assets, the Acquiring Fund will acquire good and marketable title, subject to no restrictions on the full transfer of such assets, including such restrictions as might arise under the 1933 Act, other than as disclosed to and accepted by the Acquiring Fund.

(m)  The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of the Acquired Fund.  Subject to approval by the Acquired Fund’s Shareholders, this Agreement constitutes a valid and binding obligation of the Acquired Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(n)  The information to be furnished by the Acquired Fund for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations.

(o)  From the effective date of the Registration Statement (as defined in paragraph 5.7), through the time of the meeting of the Acquired Fund’s Shareholders and on the Closing Date, any written information furnished by the Acquired Fund with respect to the Acquired Fund for use in the Proxy Statement/Prospectus (as defined in paragraph 5.7), the Registration Statement or any other materials provided in connection with the Reorganization, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not materially misleading.

(p)  The Acquired Fund has elected to qualify and has qualified as a “regulated investment company” (a “RIC”) under the Code as of and since its first taxable period; has been a RIC under the Code at all times since the end of its first taxable year when it so qualified; and qualifies and shall continue to qualify as a RIC under the Code for its taxable year ending upon the Closing Date.  The Acquired Funds have not at any time since their inception been liable for, and are not now liable for, any material income or excise tax pursuant to Section 852 or 4982 of the Code.  The Acquired Funds have duly filed all federal, state, local and foreign tax returns that are required to have been filed, and all taxes of the Acquired Funds that are due and payable have been paid except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect.  The Acquired Funds are in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and to withholding in respect of dividends and other distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder.

(q)  The Acquired Funds’ investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquired Funds’ Prospectuses, except as previously disclosed in writing to the Acquired Funds.

(r)  The Acquiring Fund Shares to be issued to the Acquired Funds pursuant to paragraph 1 will not be acquired for the purpose of making any distribution thereof other than to the Acquired Funds’ shareholders as provided in paragraph 1.4.

(s)  No governmental consents, approvals, authorizations or filings are required under the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”), the 1940 Act or Delaware law for the execution of this Agreement by Forum, for itself and on behalf of the Acquired Fund, except for the effectiveness of the Registration Statement and such other consents, approvals, authorizations and filings as have been made or received, and such consents, approvals, authorizations and filings as may be required subsequent to the Closing Date, it being understood, however, that this Agreement and the transactions contemplated herein must be approved by the shareholders of the Acquired Fund as described in paragraph 5.2.

4.2           REPRESENTATIONS OF THE ACQUIRING FUNDS.  PMP and each Acquiring Fund represent and warrant to Forum and each Acquired Fund as follows:

(a)           The Acquiring Fund is a separate series of a Massachusetts business trust, duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.

(b)           The Acquiring Fund is registered as an open-end management investment company, and its registration with the SEC as an investment company under the 1940 Act is in full force and effect.

(c)           The current Prospectus and Statement of Additional Information of the Acquiring Fund conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder, and do not include any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make such statements therein, in light of the circumstances under which they were made, not misleading.

(d)           The Acquiring Fund is not, and the execution, delivery and performance of this Agreement will not result in a violation of any material provision of PMP’s Amended and Restated Agreement and Declaration of Trust or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Acquiring Fund is a party or by which it is bound.

(e)           Except as otherwise disclosed in writing to the Acquired Fund and accepted by the Acquired Fund, no litigation, administrative proceeding or investigation of or before any court or governmental body is presently pending, or to its knowledge, threatened against the Acquiring Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition and the conduct of its business or the ability of the Acquiring Fund to carry out the transactions contemplated by this Agreement. The Acquiring Fund knows of no facts that might form the basis for the institution of such proceedings and it is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transaction contemplated herein.

(f)           There shall be no issued and outstanding shares of the Acquiring Fund prior to the Closing Date other than those issued to a seed capital investor (which shall be an affiliate of the Acquiring Fund) in order to commence operations of the Acquiring Fund;

(g)           All issued and outstanding Acquiring Fund Shares are, and at the Closing Date will be, duly authorized and validly issued and outstanding, fully paid and non-assessable by the Acquiring Fund.  The Acquiring Fund has no outstanding options, warrants, or other rights to subscribe for or purchase any Acquiring Fund Shares, and there are no outstanding securities convertible into any Acquiring Fund Shares.

(h)           The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of the Acquiring Fund, and this Agreement constitutes a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(i)           The information to be furnished by the Acquiring Fund for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations.

(j)           From the effective date of the Registration Statement (as defined in paragraph 5.7), through the time of the meeting of the Acquired Fund Shareholders and on the Closing Date, any written information furnished by PMP with respect to the Acquiring Fund for use in the Proxy Statement/Prospectus  (as defined paragraph 5.7), the Registration Statement or any other materials provided in connection with the Reorganization, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not materially misleading.

(k)           The Acquiring Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and any state blue sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

(l)           No governmental consents, approvals, authorizations or filings are required under the 1933 Act, the 1934 Act, the 1940 Act or Massachusetts law for the execution of this Agreement by PMP, for itself and on behalf of the Acquiring Fund, or the performance of the Agreement by PMP, for itself and on behalf of the Acquiring Fund, except for the effectiveness of the Registration Statement and such other consents, approvals, authorizations and filings as have been made or received, and except for such consents, approvals, authorizations and filings as may be required subsequent to the Closing Date.

(m)           The Acquiring Fund intends to qualify as a RIC under the Code and will continue to qualify as a RIC through the end of its first taxable year.

4.3           REPRESENTATIONS OF PMP.  PMP represents and warrants as follows:

(a)           PMP has filed a post-effective amendment to its registration statement on Form N-1A for the purpose of registering the Acquiring Funds under the 1940 Act.

ARTICLE V

COVENANTS

5.1           OPERATION IN ORDINARY COURSE.  Subject to paragraph 8.5, each of the Acquiring Fund and the Acquired Fund will operate their businesses in the ordinary course between the date of this Agreement and the Closing Date, it being understood that such ordinary course of business will include customary dividends and distributions and shareholder redemptions in the case of the Acquired Funds.

5.2           APPROVAL OF SHAREHOLDERS.  Forum will call a special meeting of each Acquired Fund’s Shareholders to consider and act upon this Agreement and to take all other action necessary to obtain approval of the transactions contemplated herein.

5.3           ADDITIONAL INFORMATION.  The Acquired Funds will assist the Acquiring Funds in obtaining such information as the Acquiring Funds reasonably requests concerning the beneficial ownership of each Acquired Fund’s shares.

5.4           FURTHER ACTION.  Subject to the provisions of this Agreement, the Acquiring Funds and the Acquired Funds will each take or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing Date.

5.5           STATEMENT OF EARNINGS AND PROFITS.  As promptly as practicable, but in any case within sixty days after the applicable Closing Date, the Acquired Funds shall furnish the Acquiring Funds, in such form as is reasonably satisfactory to the Acquiring Funds, a statement of the earnings and profits of the Acquired Funds for federal income tax purposes that will be carried over by the Acquiring Funds as a result of Section 381 of the Code, and which will be reviewed by Deloitte & Touche LLP and certified by Forum’s Treasurer.

5.6           PREPARATION OF FORM N-14 REGISTRATION STATEMENT.  PMP will prepare and file with the SEC a registration statement on Form N-14 (the “Registration Statement”), under the 1933 Act, relating to the Acquiring Fund Shares, which, without limitation, shall include a proxy statement of the Acquired Funds and the prospectus of the Acquiring Funds relating to the transaction contemplated by this Agreement (the “Proxy Statement/Prospectus”) subject to approval of the Acquired Funds’ Board, which shall not be unreasonably withheld.  The Registration Statement shall be in compliance with the 1933 Act, the 1934 Act and the 1940 Act.  The Acquired Funds will provide the Acquiring Funds with the materials and information necessary to prepare the Proxy Statement/Prospectus for inclusion in the Registration Statement in connection with the meeting of each Acquired Fund’s Shareholders to consider the approval of this Agreement and the transactions contemplated herein.

5.7           INDEMNIFICATION.

(a)           Each Acquiring Fund (solely out of the Acquiring Fund’s assets and property, including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies or indemnification agreements) agrees to indemnify and hold harmless the corresponding Acquired Fund and the Acquired Fund’s Trustees and officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquired Fund or any of its Trustees or officers may become subject, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)           Each Acquired Fund (solely out of the Acquired Fund’s assets and property, including any amounts paid to the Acquired Fund pursuant to any applicable liability insurance policies or indemnification agreements) agrees to indemnify and hold harmless the corresponding Acquiring Fund and the Acquiring Fund’s Trustees and officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund or any of its Trustees or officers may become subject, insofar as any such loss, claim damage liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUNDS

The obligations of the Acquired Funds to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring Funds of all the obligations to be performed by them pursuant to this Agreement on or before the Closing Date, and, in addition, subject to the following conditions:

6.1           All representations, covenants, and warranties of the Acquiring Funds contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of that Closing Date.  The Acquiring Funds shall have delivered to the Acquired Funds a certificate executed in each Acquiring Fund’s name by PMP’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to the Acquired Funds and dated as of the Closing Date, to such effect and as to such other matters as the Acquired Funds shall reasonably request.

6.2           The Acquired Funds shall have received on the Closing Date an opinion from Paul, Hastings, Janofsky and Walker LLP, counsel to PMP, or Massachusetts counsel, dated as of such Closing Date, in a form reasonably satisfactory to the Acquired Funds, covering the following points:

(a)           PMP is a business trust validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and, to such counsel’s knowledge, has the power to own all of its properties and assets and to carry on its business as presently conducted.

(b)           PMP is registered as an investment company under the 1940 Act, and, to such counsel’s knowledge, such registration with the SEC is in full force and effect.

(c)           This Agreement has been duly authorized, executed, and delivered by PMP on behalf of the Acquiring Funds and, assuming due authorization, execution and delivery of this Agreement by the Acquired Funds, is a valid and binding obligation of the Acquiring Funds enforceable against the Acquiring Funds in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and to general equity principles.

(d)           Assuming that a consideration of not less than the net asset value of Acquiring Fund Shares has been paid, Acquiring Fund Shares to be issued and delivered to each Acquired Fund, as provided by this Agreement, are duly authorized and upon such delivery will be legally issued and outstanding and fully paid and non-assessable, and no shareholder of the Acquiring Funds has any preemptive rights with respect to Acquiring Fund Shares.

(e)           The Registration Statement has been declared effective by the SEC and to such counsel’s knowledge, no stop order under the 1933 Act pertaining thereto has been issued, and to the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or The Commonwealth of Massachusetts is required for consummation by the Acquiring Funds of the transactions contemplated herein, except as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and as may be required under Massachusetts securities laws.

(f)           The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated herein will not, result in a violation of PMP’s Amended and Restated Agreement and Declaration of Trust.

(g)           In the ordinary course of such counsel’s representation of the Acquiring Funds, and without having made any investigation, such counsel does not know of any legal or governmental proceedings (only insofar as they relate to the Acquiring Funds) existing on or before the effective date of the Registration Statement or the Closing Date that are required to be described in the Registration Statement or to be filed as exhibits to the Registration Statement that are not described or filed as required.

In this paragraph 6.2, references to the Proxy Statement/Prospectus include and relate to only the text of such Proxy Statement/Prospectus and not to any exhibits or attachments thereto or to any documents incorporated by reference therein.

6.3           The post-effective amendment on Form N-1A filed by PMP with the SEC to create the Acquiring Funds has been declared effective by the Commission.

6.4           Subject to Section 6.3 as of the Closing Date with respect to the Reorganization of the Acquired Funds, there shall have been no material change in the investment objective, policies and restrictions nor any material change in the investment management fees, fee levels payable pursuant to the shareholder servicing plan, other fees payable for services provided to the Acquiring Funds, fee waiver or expense reimbursement undertakings, or sales loads of the Acquiring Funds from those fee amounts, undertakings and sales load amounts of the Acquiring Funds described in the Proxy Statement/Prospectus.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUNDS

The obligations of the Acquiring Funds to consummate the transactions provided for herein shall be subject, at its election, to the performance by each Acquired Fund of all the obligations to be performed by each Acquired Fund pursuant to this Agreement, on or before the Closing Date and, in addition, shall be subject to the following conditions:

7.1           All representations, covenants, and warranties of each Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of such Closing Date.  Each Acquired Fund shall have delivered to each Acquiring Fund on such Closing Date a certificate executed in the Acquired Fund’s name by Forum’s President or Vice President and the Treasurer or Assistant Treasurer, in form and substance satisfactory to the Acquiring Funds and dated as of such Closing Date, to such effect and as to such other matters as the Acquiring Funds shall reasonably request.

7.2           The Acquiring Funds shall have received on the Closing Date an opinion from Kirkpatrick & Lockhart Preston Gates Ellis LLP, counsel to Forum, dated as of such Closing Date, in a form reasonably satisfactory to the Acquiring Funds, covering the following points:

(a)           Forum Funds is a statutory trust duly organized and validly existing under the laws of the State of Delaware and has power to own all of its properties and assets and to carry on its business as presently conducted and described in the registration statement on Form N-1A of Forum Funds, and each Acquired Fund is a separate series of Forum Funds constituted in accordance with the applicable provisions of the 1940 Act and the Declaration of Trust and Bylaws of Forum Funds;

(b)           The Agreement has been duly authorized, executed and delivered on behalf of Forum Funds and each Acquired Fund and is the valid and binding obligation of Forum Funds and each Acquired Fund enforceable against Forum Funds and each Acquired Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

(c)           Each Acquired Fund has the power to sell, assign, transfer and deliver its assets to be transferred by it under the Agreement, and, upon consummation of the transactions contemplated hereby, each Acquired Fund will have transferred such assets to its corresponding Acquiring Fund;

(d)           The execution and delivery of the Agreement did not, and the performance by Forum Funds and each Acquired Fund of their obligations under the Agreement will not, violate the Declaration of Trust or Bylaws;

(e)           No consent, approval, authorization or order of any court or governmental authority is required for the consummation by Forum Funds and each Acquired Fund of the transactions contemplated by the Agreement, except such as have been obtained;

(f)           There are no legal or governmental proceedings relating to Forum Funds or any Acquired Fund existing on or before the date of mailing of the Prospectus/ Proxy Statement or the Closing Date required to be described in the Form N-14 Registration Statement which are not described as required;

(g)           Forum Funds is registered with the SEC as an investment company under the 1940 Act; and

(h)           To the knowledge of such counsel, except as has been disclosed in writing to PMP, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to Forum Funds or any Acquired Fund or any of their properties or assets or any person whom Forum Funds or any  Acquired Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and each of Forum Funds and the Acquired Funds is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body, which materially and adversely affects its business or its ability to consummate the transactions contemplated hereby.

7.3           Each Acquired Fund shall have delivered to each Acquiring Fund a statement of the Acquired Fund’s assets and liabilities, together with a list of the Acquired Fund’s portfolio securities showing the tax costs of such securities by lot and the holding periods of such securities, as of the Closing Date, certified by the Treasurer of Forum.

7.4           The Acquired Fund shall have furnished to the Acquiring Fund a certificate, signed by the President or Vice-President and the Treasurer or any Assistant Treasurer of the Acquired Fund, as to the adjusted tax basis in the hands of the Acquired Funds of the securities delivered to the Acquiring Fund pursuant to this Agreement.

ARTICLE VIII

FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH
ACQUIRING FUND AND ACQUIRED FUND

If any of the conditions set forth below do not exist on or before the Closing Date with respect to each Acquired Fund or each Acquiring Fund, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

8.1           This Agreement and the transactions contemplated herein, with respect to each Acquired Fund, shall have been approved by the requisite vote of the holders of the outstanding shares of such Acquired Fund in accordance with Delaware law and the provisions of Forum’s Trust Instrument and By-Laws.  Neither Acquired Fund shall be obligated to consummate this Agreement and the transactions contemplated hereby if the other Acquired Fund has not obtained the requisite shareholder approval with respect to that Fund.  Certified copies of the resolutions evidencing such approval shall have been delivered to the respective Acquiring Fund.  Notwithstanding anything herein to the contrary, neither the Acquiring Funds nor the Acquired Funds may waive the conditions set forth in this paragraph 8.1.

8.2           On the Closing Date, the SEC shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, or instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.  Furthermore, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated herein.

8.3           All required consents of other parties and all other consents, orders, and permits of federal, state and local regulatory authorities (including those of the SEC and of state blue sky securities authorities, including any necessary “no-action” positions and exemptive orders from such federal and state authorities) to permit consummation of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Funds or the Acquired Funds, provided that either party hereto may waive any such conditions for itself.

8.4           The Registration Statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued.  To the best knowledge of the parties to this Agreement, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5           Each Acquired Fund shall have declared and paid a dividend or dividends, which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of the Acquired Fund’s net investment company taxable income for all taxable periods ending on or prior to the Closing Date (computed without regard to any deduction for dividends paid) and all of its net capital gains realized in all taxable periods ending on or prior to such Closing Date (after reduction for any capital loss carry forward).

8.6           The parties shall have received a favorable opinion of Paul, Hastings, Janofsky & Walker LLP dated as of the Closing Date and addressed to the Acquiring Funds and Acquired Funds substantially to the effect that for federal income tax purposes with respect to each Acquired Fund:

(a)           The transfer of all of the Acquired Fund’s assets in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund (followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders and the termination of the Acquired Fund) will constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)           No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund.

(c)           No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund’s assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to the Acquired Fund’s Shareholders in exchange for such shareholders’ shares of the Acquired Fund.

(d)           No gain or loss will be recognized by the Acquired Fund’s Shareholders upon the exchange of their Acquired Fund shares for Acquiring Fund Shares in the Reorganization.

(e)           The aggregate tax basis for Acquiring Fund Shares received by each of the Acquired Fund’s Shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares exchanged therefor by such shareholder.  The holding period of Acquiring Fund Shares to be received by each of the Acquired Fund’s Shareholders will include the period during which the Acquired Fund shares exchanged therefore were held by such shareholder, provided the Acquired Fund shares are held as capital assets at the time of the Reorganization.

(f)           The tax basis of the Acquired Fund’s assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization.  The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

(g)           The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to any applicable conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

Such opinion shall be based on customary assumptions and such representations as Paul, Hastings, Janofsky & Walker LLP may reasonably request, and each Acquired Fund and Acquiring Fund will cooperate to make and certify the accuracy of such representations.  Notwithstanding anything herein to the contrary, neither the Acquiring Funds nor the Acquired Funds may waive the conditions set forth in this paragraph 8.6.

ARTICLE IX

EXPENSES

9.1           Except as otherwise provided for herein, U.S. Bancorp Fund Services, LLC, or an affiliate thereof, shall bear all expenses of the transactions contemplated by this Agreement.  Such expenses include, without limitation: (a) expenses associated with the preparation and filing of the Registration Statement/Proxy Statement on Form N-14 under the 1933 Act covering Acquiring Fund Shares to be issued pursuant to the provisions of this Agreement; (b) postage; (c) printing; (d) accounting fees; (e) audit and legal fees, including reasonable fees for this transaction of the Acquired Funds’ counsel and counsel of the Acquired Funds’ Independent Trustees; and (f) solicitation costs of the transactions.  U.S. Bancorp Fund Services, LLC, or an affiliate thereof, shall remain liable for expenses, regardless of whether the transactions contemplated by this Agreement occur, and this Section 9.1 shall survive the Closing and any termination of this Agreement, pursuant to paragraph 11.1.

ARTICLE X

ENTIRE AGREEMENT; SURVIVAL

10.1           PMP, on behalf of the Acquiring Funds, and Forum, on behalf of the Acquired Funds, agrees that neither party has made to the other party any representation, warranty and/or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

10.2           The representations, warranties, and covenants contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement, shall survive the consummation of the transactions contemplated hereunder.  The covenants to be performed after the Closing Date, and the obligations of the Acquiring Funds, shall continue in effect beyond the consummation of the transactions contemplated hereunder.

CONFIDENTIALITY

Each Acquiring Fund agrees to treat confidentially and as proprietary information of the other Fund all records and other information, including any information relating to portfolio holdings, of such Fund and not to use such records and information for any purpose other than the performance of its duties under this Agreement; provided, however, that after prior notification of and written approval by such Fund (which approval shall not be withheld if the other Fund would be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities having proper jurisdiction, and which approval shall not be withheld unreasonably in any other circumstance), a Fund may disclose such records and/or information as so approved.

ARTICLE XI

TERMINATION

11.1           This Agreement may be terminated by the mutual agreement of PMP and Forum.  In addition, either PMP or Forum may at its option terminate this Agreement at or prior to the Closing Date due to:

(a)           a breach by the other of any representation, warranty, or agreement contained herein to be performed at or prior to the Closing Date, if not cured within 30 days;

(b)           a condition herein expressed to be precedent to the obligations of the terminating party that has not been met and it reasonably appears that it will not or cannot be met; or

(c)           a determination by the party’s Board of Trustees, as appropriate, that the consummation of the transactions contemplated herein is not in the best interest of the party, and to give notice to the other party hereto.

11.2           In the event of any such termination, in the absence of willful default, there shall be no liability for damages on the part of either the Acquiring Funds, the Acquired Funds, PMP, Forum, or the respective Trustees or officers to the other party or its Trustees or officers, but paragraph 9.1 shall continue to apply.

ARTICLE XII

AMENDMENTS

12.1           This Agreement may be amended, modified, or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Acquired Funds and the Acquiring Funds; provided, however, that following the meeting of each Acquired Fund’s Shareholders called by each Acquired Fund pursuant to paragraph 5.2 of this Agreement, no such amendment may have the effect of changing the provisions to the detriment of such shareholders.

ARTICLE XIII

HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT;
LIMITATION OF LIABILITY

13.1           The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.2           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

13.3           This Agreement shall be governed by and construed in accordance with the laws of the The Commonwealth of Massachusetts, without giving effect to the conflicts of laws provisions thereof.

13.4           This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but, except as provided in this paragraph, no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13.5           It is expressly agreed that the obligations of each Acquiring Fund hereunder shall not be binding upon any of the Trustees, shareholders, officers, agents, or employees of PMP personally, but shall bind only the trust property of each Acquiring Fund, as provided in the Amended and Restated Agreement and Declaration of Trust of PMP.  The execution and delivery of this Agreement have been authorized by the Trustees of PMP on behalf of the Acquiring Fund and signed by authorized officers of PMP, acting as such.  Such authorization by such Trustees and such execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Acquiring Funds as provided in PMP’s Amended and Restated Agreement and Declaration of Trust.

13.6           It is expressly agreed that the obligations of each Acquired Fund hereunder shall not be binding upon any of the Trustees, shareholders, officers, agents, or employees of Forum personally, but shall bind only the trust property of each Acquired Fund, as provided in the Trust Instrument of Forum.  The execution and delivery of this Agreement have been authorized by the Trustees of Forum on behalf of the Acquired Funds and signed by authorized officers of Forum, acting as such.  Such authorization by such Trustees and such execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Acquired Funds as provided in Forum’s Trust Instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

PROFESSIONALLY MANAGED PORTFOLIOS,
on behalf of the Acquiring Funds

By:
Name:
Title:   President

FORUM FUNDS, on behalf of the Acquired Funds

By:
Name:
Title:   President

U.S. BANCORP FUND SERVICES, LLC with
respect to Paragraph 9.1 only

By:
Name:
Title:   President

Schedule A

Shareholders of each share class of Acquired Fund will receive shares of the corresponding class of
Acquiring Fund:

Forum Fund (Acquired Fund)	PMP Fund (Acquiring Fund)
Winslow Green Growth Fund – Investor Class	Winslow Green Growth Fund – Investor Class
Winslow Green Growth Fund – Institutional Class	Winslow Green Growth Fund – Institutional Class
Winslow Green Solutions Fund – Investor Class	Winslow Green Solutions Fund – Investor Class